Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8: Nos. 333-04259, 333-27169, 333-31107, 333-82998, 333-126986, 333-133334, 333-159080, 333-166124, 333-167046 and 333-174991 and Form S-3: Nos. 333-169024 and 333-183545) of Independent Bank Corp. of our report dated March 12, 2013, with respect to the effectiveness of internal control over financial reporting of Independent Bank Corp. and subsidiaries as of December 31, 2012, included in this Annual Report (Form 10-K/A) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 18, 2013